Exhibit 10.16
NINTH AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT
THIS NINTH AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (together with Annex A, this “Amendment”) is dated as of May 23, 2023 (the “Effective Date”) and is made by and among TWFG HOLDING COMPANY, LLC, a Texas limited liability company (the “Borrower”), TWFG GENERAL AGENCY, LLC, a Texas limited liability company (“General Agency”), TWFG INSURANCE SERVICES, LLC, a Texas limited liability company (“TWFG Insurance” and together with General Agency, collectively, the “Guarantors”), and PNC BANK, NATIONAL ASSOCIATION (the “Bank”) under the Credit Agreement, as hereinafter defined (all such parties, the “Parties”).
RECITALS
WHEREAS, the Parties are parties to that certain Second Amended and Restated Credit Agreement, dated as of June 5, 2017 (as amended, supplemented, modified or restated prior to the date hereof, the “Credit Agreement”), among Borrower and the Bank; and
WHEREAS, in connection with a new credit facility with Bank, Borrower and Bank have agreed to modify and amend the Credit Agreement in order to, among other things, amend certain financial covenants, subject to the terms and conditions set forth in this Amendment.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the Parties covenant and agree as follows:
1.    Amendments to Credit Agreement. The Credit Agreement (excluding exhibits and schedules thereto unless otherwise expressly stated in this Section 1) is hereby amended to read as reflected on Annex A, attached hereto. In the event of a conflict between the terms of this Amendment and the terms of the Credit Agreement or any other Loan Document, the terms of this Amendment shall govern and control.
2.    Certain Definitions. Capitalized terms used in this Amendment (including on Annex A attached hereto) but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
3.    Representations and Warranties. The Borrower hereby represents and warrants that: (a) no Default (or similar defined term) or Potential Default exists or will exist immediately after giving effect to the transactions contemplated hereby, (b) all representations and warranties of Borrower contained in the Credit Agreement, in this Amendment and in the other Loan Documents are true and correct in all material respects (without duplication of any materiality qualifiers), (c) the execution, delivery and performance of this Amendment and any other document related hereto by the Borrower have been duly authorized by all necessary corporate or other organizational action, and (d) this Amendment and any other document related hereto have been duly executed and delivered by the Borrower.
4.    Limitation; Effect of Amendment; No Novation. No provision of the Credit Agreement or any other Loan Document is amended or waived in any way other than as provided herein. Except as expressly set forth herein, all of the terms of the Credit Agreement and the other Loan Documents shall be and remain in full force and effect and are hereby ratified and confirmed, and constitute the legal, valid, binding, and enforceable obligations of the parties thereto. As of the Effective Date, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in the other Loan Documents to the Credit Agreement (including, without limitation, by means of words like “thereunder,” “thereof”, “therein” and words of like import), shall mean and be a reference to the Credit Agreement as amended by this Amendment. The Borrower and each Guarantor hereby confirms that the Credit Agreement and each other Loan Document have at all times, since the date of the execution and delivery of such documents, remained in full force and effect and the obligations thereunder are continued as amended by this Amendment. The Borrower and each Guarantor acknowledges and agrees that the amendment of the Credit Agreement and each other Loan Document by this Amendment is not intended to constitute, nor does it constitute, a novation, interruption, suspension of continuity, satisfaction, discharge or termination of the obligations, loans, liabilities, or indebtedness under the Credit Agreement and each other Loan Document, and this Amendment, the Credit Agreement and each other Loan Document are entitled to all rights and benefits originally pertaining to the Credit Agreement and each other Loan Document.
5.    Reaffirmation of Guarantees and Security Interests. The Borrower and each Guarantor hereby acknowledges its receipt of a copy of this Amendment and its review of the terms and conditions hereof and consents to the terms and conditions of this Amendment and the transactions contemplated thereby. The Borrower and each Guarantor hereby (a) affirms and confirms, as applicable, its guarantees, pledges, grants and other undertakings under the Credit Agreement and each other Loan Document, each as amended by this Amendment, to which it is a party and (b) agrees that (i) the Credit Agreement and each other Loan Document, each as amended by this Amendment, to which it is a party continue to be in full force and effect and (ii) all guarantees, pledges, grants and other undertakings thereunder continue to be in full force and effect (with the same priority, as applicable) and accrue to the benefit of the applicable secured party or parties thereunder.
6.    Further Assurances. The Borrower and each Guarantor agrees to execute such other documents, instruments and agreements and take such further actions reasonably requested by the Bank to effectuate the provisions of this Amendment.
7.    Counterparts; Effectiveness.
(a)    This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. The Effective Date of this Amendment shall be completed by the Bank as of the date when this Amendment shall have been executed by the Parties.
(b)    The words “execution,” “signed,” “signature,” and words of like import in this Amendment shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act. The Parties agree that this Amendment may, at the Bank’s option, be in the form of an electronic record and may be signed or executed using electronic signatures. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Bank of a manually signed paper signature page which has been converted into electronic form (such as scanned into PDF format) for transmission, delivery and/or retention.
8.    Section Headings. Section headings used in this Amendment are for convenience of reference only and shall not govern the interpretation of any of the provisions of this Amendment.
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9.    Severability. The provisions of this Amendment are intended to be severable. If any provision of this Amendment shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.
10.    Fees and Costs. The Borrower will pay on demand all out-of-pocket fees, costs, and expenses of the Bank, including but not limited to the fees and expenses of outside counsel, in connection with the preparation, execution, and delivery of this Amendment.
11.    Governing Law, Etc. The terms of the Credit Agreement relating to governing law, submission to jurisdiction, waiver of venue and waiver of jury trial are incorporated herein by reference, mutatis mutandis, and the Parties agree to such terms.
12.    Ratification of Terms. The Borrower expressly ratifies and confirms the confession of judgment (if applicable) and dispute resolution, waiver of jury trial or arbitration provisions, as applicable, contained in the Loan Documents, all of which are incorporated herein by reference.
13.    Construction. Reference to this Amendment means this Amendment, together with Annex A attached hereto. Annex A is hereby incorporated into, and deemed to be part of, this Amendment.
[Signature Pages Follow]
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IN WITNESS WHEREOF, the Parties, by their officers thereunto duly authorized, have executed this Amendment as of the day and year first above written.

BORROWER:

TWFG HOLDING COMPANY, LLC,
a Texas limited li ability company

By:	/s/ Richard F. Bunch III
Richard F. Bunch III
President

GUARANTORS:

TWFG GENERAL AGENCY, LLC,
a Texas limited li ability company

By:	/s/ Richard F. Bunch III
Richard F. Bunch III
President

TWFG INSURANCE SERVICES, LLC,
a Texas limited li ability company

By:	/s/ Richard F. Bunch III
Richard F. Bunch III
President
Signature Page to Ninth Amendment to Second Amended and Restated Credit Agreement

BANK:

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Cindy Young
Cindy Young
Senior Vice President
Signature Page to Ninth Amendment to Second Amended and Restated Credit Agreement

Annex A
[See attached]
Annex A

ANNEX A TO NINTH AMENDMENT TO
SECOND AMENDED AND RESTATED CREDIT AGREEMENT

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
between
TWFG HOLDING COMPANY, LLC
as Borrower
and
PNC BANK, NATIONAL ASSOCIATION
as Lender
dated effective as of June 5, 2017

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7.5	Litigation	17
7.6	Taxes	17
7.7	Environmental Matters	17
7.8	Ownership of Assets; Intellectual Property	17
7.9	Liens	17
7.10	Debt	17
7.11	Insurance	17
7.12	Place of Business; Real Property	17
7.13	Purpose of Credit Facilities	18
7.14	Trade Names	18
7.15	Transactions with Affiliates	18
7.16	Financial Information	18
7.17	Material Agreements	18
7.18	ERISA	18
7.19	Disclosure	19
7.20	Sanctions; Anti-Corruption	19

SECTION 8.	AFFIRMATIVE COVENANTS	19

8.1	Items to be Furnished	19
8.2	Books, Records and Inspections	20
8.3	Taxes	20
8.4	Compliance with Laws; Sanctions; Anticorruption	20
8.5	Maintenance of Existence, Assets, and Business	20
8.6	Insurance	20
8.7	Environmental Laws	21
8.8	ERISA	21
8.9	Use of Proceeds	21
8.10	Application of Insurance Proceeds	21
8.11	New Subsidiaries	21
8.12	Expenses	22
8.13	Further Assurances	22

SECTION 9.	NEGATIVE COVENANTS	22

9.1	Debt	22
9.2	Liens	22
9.3	Compliance	22
9.4	Dividends	22
9.5	Assignment	22
9.6	Fiscal Year and Accounting Methods	22
9.7	Sale of Assets	23
9.8	New Businesses	23
9.9	Transactions with Affiliates	23
9.10	[Reserved]	23
9.11	Acquisition, Mergers, and Dissolutions	23
9.12	Loans and Investments	23
9.13	Swap Agreements	23

SECTION 10.	FINANCIAL COVENANTS	23

SECTION 11.	DEFAULT	23

11.1	Payment of Obligation	23
11.2	Covenants	23
11.3	Debtor Relief	24
11.4	Judgments	24
11.5	False Information; Misrepresentation	24
11.6	Default Under Other Agreements	24
11.7	Validity and Enforceability of Loan Documents	24
11.8	Change of Management or Control	24
11.9	Material Adverse Event	24
11.10	Syndicated Credit Agreement	24

SECTION 12.	RIGHTS AND REMEDIES	25

12.1	Remedies Upon Default	25
12.2	Waivers	25
12.3	No Waiver	25
12.4	Performance by Lender	25
12.5	Cumulative Rights	25

SECTION 13.	MISCELLANEOUS	25

13.1	Governing Law	25
13.2	Invalid Provisions	25
13.3	Multiple Counterparts and Facsimile Signatures	26
13.4	Notice	26
13.5	Binding Effect; Survival	26
13.6	Amendments	26
13.7	Participants	26
13.8	Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances	26
13.9	Governing Law, Forum, and Venue	27
13.10	Waiver of Jury Trial	27
13.11	Indemnity	27
13.12	PATRIOT Act; KYC Information	28
13.13	Treatment of Certain Information, Confidentiality	28
13.14	Keepwell	29
13.15	Entirety	30

SCHEDULES AND EXHIBITS

SCHEDULE 1	Parties, Addresses, and Wiring Information
SCHEDULE 2	Existing Debt and Liens
SCHEDULE 3.2(b)	Term Loan B Amortization Schedule
SCHEDULE 3.2(c)	Term Loan C Amortization Schedule
SCHEDULE 5	Conditions Precedent
SCHEDULE 7.2	Subsidiaries
SCHEDULE 7.5	Litigation
SCHEDULE 7.12	Place of Business
SCHEDULE 7.14	Trade Names
SCHEDULE 7.15	[Reserved]
SCHEDULE 7.17	Material Agreements

EXHIBIT A-1	[Reserved]
EXHIBIT A-2	[Reserved]
EXHIBIT A-3	Term Note B
EXHIBIT A-4	Term Note C
EXHIBIT B-1	[Reserved]
EXHIBIT B-2	Guaranty
EXHIBIT C	Loan Request
EXHIBIT D	Compliance Certificate
EXHIBIT E	Security Agreement
EXHIBIT F	Benchmark Replacement

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT is entered into on June 30, 2017, and is dated effective for all purposes as of June 5, 2017, among TWFG HOLDING COMPANY, LLC, a Texas limited liability company (the “Borrower” and the “Parent”), and successor by conversion to RFB Interests, Inc., a Texas corporation, and PNC BANK, NATIONAL ASSOCIATION (the “Lender” or “Bank”).
RECITALS
A.    Borrower and Lender previously entered into that certain Amended and Restated Credit Agreement dated as of June 5, 2014 (the “Existing Credit Agreement”), which is amended and restated by this Agreement, as further amended, restated or supplemented from time to time.
B.    Lender has made certain loans to Borrower under the terms of this Agreement which remain outstanding hereunder.
Accordingly, Borrower and Lender both agree as follows:
SECTION 1.    DEFINITIONS AND TERMS.
1.1    Definitions. As used in the Loan Documents:
Affiliate means as to any Person, any other Person that directly or indirectly controls, or is controlled by, or is under common control with, that Person. For purposes of this definition (a) “control,” “controlled by,” and “under common control with” mean possession, directly or indirectly, of power to direct (or cause the direction of) management or policies of a Person, whether through ownership of Voting Interests or other ownership interests, by contract, or otherwise, and (b) the term “Affiliate” includes each officer and shareholder of Borrower, and each of the following as “Affiliates” of the others (i) each Guarantor, (ii) Borrower, (iii) any corporation, partnership or limited liability company whose primary shareholders, partners or members are the spouse, children or other family member of Richard F. Bunch, III and (iv) any trust whose primary beneficiaries are the spouse, children or other family member of Richard F. Bunch, III.
Agreement means this Second Amended and Restated Credit Agreement, and all exhibits and schedules to this Agreement, in each case as amended, supplemented or restated from time to time.
Applicable Margin means (a) with respect to the Term Loan B, 2.00%, and (b) with respect to the Term Loan C, 2.35%.
Benchmark has the meaning given such term on Exhibit F attached hereto.
Benchmark Replacement Conforming Changes is defined on Exhibit F attached hereto.
Beneficial Ownership Regulation means 31 C.F.R. § 1010.230.
Beneficial Ownership Certificate means a certification in Proper Form regarding beneficial ownership as required by the Beneficial Ownership Regulation.

Business Day means a day other than a Saturday, Sunday or a day on which Lender is closed for business; provided that, for the purposes of determining the LIBOR Rate, the term “Business Day” shall also exclude any day on which commercial banks are not open for dealings in U.S. dollar deposits in the London interbank market.
CA PFC means TWFG CA Premium Finance Company, a California corporation.
Cash Management Agreement means agreements or other arrangements under which Cash Management Products and Services are provided.
Cash Management Liabilities means the indebtedness, obligations and liabilities of any Company to any Cash Management Provider which provides any Cash Management Products and Services to such Company (including all obligations and liabilities owing in respect of any returned items deposited with such Cash Management Provider).
Cash Management Products and Services means the following products or services, (a) credit cards, (b) credit card processing services, (c) debit cards and stored value cards, (d) commercial cards, (e) ACH transactions, and (f) cash management and treasury management services and products, including controlled disbursement accounts or services, lockboxes, automated clearinghouse transactions, return items, overdrafts, and interstate depository network services.
Cash Management Provider means Lender, or any Affiliate of Lender, which provides Cash Management Products and Services to a Company under any Cash Management Agreement with a Company.
Change of Control has the meaning given such term in the Syndicated Credit Agreement.
Change of Management means Richard F. Bunch, III, ceases to be actively involved in the day-to- day management or operation of Borrower or any of its Subsidiaries.
Closing Date means June 5, 2017.
Collateral is defined in Section 6.1.
Commitment means Lender’s obligation and commitment to (a) [Reserved], (b) [Reserved], (c) the Term Loan B in a single advance in the Term Loan B Committed Amount, and (d) the Term Loan C in a single advance in the Term Loan C Committed Amount.
Commodity Exchange Act means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
Company or Companies means, at any time, Borrower and its Subsidiaries, other than Excluded Subsidiaries.
Compliance Certificate means a certificate substantially in the form of Exhibit D signed by a Responsible Officer whose primary duties involve financial and accounting matters for the Borrower.
Current Financials means, when determined, the consolidated financial statements of Borrower and its Subsidiaries most recently delivered to Lender under Section 8.12 of the Syndicated Credit Agreement.

Debt means “Indebtedness” as such term is defined in the Syndicated Credit Agreement.
Debtor Relief Laws means Title 11 of the United States Code and all other applicable liquidation, conservatorship, bankruptcy, fraudulent transfer, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
Default is defined in Section 11.
Default Rate means, from day to day, an annual rate of interest equal to the applicable rate of interest for the Term Loan B and the Term Loan C, as the case may be, plus 2.0%, but in no event to exceed the Maximum Rate.
Dollar, Dollars or $ mean lawful money of the U.S.
Domestic Subsidiary means any Subsidiary of the Borrower that is organized under the Laws of the United States, a State thereof or the District of Columbia.
Employee Plan means a pension, profit-sharing, or stock bonus plan intended to qualify under Section 401(a) of the Tax Code, maintained or contributed to by any Company or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.
Environmental Law means any Law that relates to the pollution or protection of the environment, the release of any materials into the environment, including those related to Hazardous Substances, air emissions and discharges to waste or public systems, or to health and safety.
ERISA means the Employee Retirement Income Security Act of 1974, as amended, and its related rules, regulations, and published interpretations.
ERISA Affiliate means any trade or business (whether or not incorporated) under common control with any Company within the meaning of Section 414(b) or (c) of the Tax Code (including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA).
Excluded Subsidiary means (a) PSN, CA PFC, and PFC, (b) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary, (c) any Foreign Subsidiary and (d) in the case of any obligation under any Excluded Swap Obligation, any Subsidiary of the Borrower that is a non-qualifying party with respect thereto; provided that Subsidiaries described in (b) through (c) shall only be Excluded Subsidiaries to the extent that, and for so long as any guaranty by such Subsidiary would have adverse tax consequences for the Borrower or any other Company or result in a violation of applicable Laws.
Excluded Swap Obligation means, with respect to Borrower and each Guarantor, any Swap Obligation if, and to the extent that, all or a portion of such Borrower or Guarantor’s guaranty of, or grant of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Borrower or Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 13.14 and any other “keepwell, support or other agreement” for the benefit of such Borrower or Guarantor and any and all guarantees of such Borrower or Guarantor’s Swap Obligations by other Companies ) at the time such Borrower or

Guarantor’s guaranty of, or grant of a security interest to secure, such Swap Obligation (or any guaranty thereof), becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one transaction, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to transactions for which such guaranty or security interest is or becomes illegal for the reasons identified in the first sentence of this definition.
FCPA means the Foreign Corrupt Practices Act of 1977, as amended from time to time, and the rules and regulations promulgated thereunder.
Fifth Amendment Effective Date means December 4, 2020.
Foreign Subsidiary means any Subsidiary of the Borrower that is organized under the Laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.
GAAP means generally accepted accounting principles in the U.S. set out in the opinions and pronouncements of the of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board as in effect from time to time.
General Agency means TWFG General Agency, LLC, a Texas limited liability company, and successor by conversion to TWFG General Agency, Inc., and a wholly-owned Subsidiary of Borrower.
Governmental Authority has the definition given such term on Exhibit F attached hereto.
Guarantor means General Agency, TWFG Insurance, and any other Person executing a Guaranty.
Guaranty means with respect to all Guarantors, a guaranty substantially in the form of Exhibit B-2.
Hazardous Substance means (a) any explosive or radioactive substance or waste, all hazardous or toxic substances, waste, or other pollutants, and any other substance the presence of which requires removal, remediation or investigation under any applicable Environmental Law, (b) any substance that is defined or classified as a hazardous waste, hazardous material, pollutant, contaminant, or toxic or hazardous substance under any applicable Environmental Law, or (c) petroleum, petroleum distillates, petroleum products, oil, polychlorinated biphenyls, radon gas, infectious medical wastes, and asbestos or asbestos-containing materials.
Insurance Proceeds means all cash and non-cash proceeds in respect of any insurance policy maintained by any Company under the terms of this Agreement excluding (a) any key man life insurance, and (b) provided no Potential Default or Default then exists or would result therefrom, any business interruption insurance proceeds.
Laws means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority (whether or not such orders, requests, licenses, authorizations, permits or agreements have the force of law).

Lender Swap Obligations means any and all Swap Obligations of the Companies and any of their respective Subsidiaries under any and all Swap Agreements with Lender or an Affiliate of Lender, including those Swap Agreements entered into by any of the Companies with Lender or an Affiliate of Lender prior to the Ninth Amendment Effective Date and for the purpose of hedging Borrower’s interest rate exposure under the Notes, and excluding any Swap Agreements entered into in respect of the Syndicated Credit Agreement or entered into for the purpose of hedging Borrower’s interest rate exposure under the Syndicated Credit Agreement.
Lender’s Office means Lender’s address, and, as appropriate, account as set out on Schedule 1, or such other address or account as Lender may from time to time notify Borrower.
Lien means any lien (statutory or other), mortgage, security interest, financing statement, collateral assignment, pledge, assignment, charge, hypothecation, deposit arrangement, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing), or encumbrance of any kind, and any other right of or arrangement with any creditor (whether based on common law, constitutional provision, statute or contract) to have its claim satisfied out of any property or assets, or their proceeds, before the claims of the general creditors of the owner of the property or assets.
LIBOR or LIBOR Rate means, as of any date of determination, the London Interbank Offered Rate, as determined by ICE Benchmark Administration Limited (or any successor or substitute therefor acceptable to Lender) for U.S. dollar deposits for a one-month period (the “Reference Period”), as obtained by Lender from Reuters, Bloomberg or another commercially available source as may be designated by Lender from time to time (the “Screen Rate”), as of the date that is two (2) Business Days before each Payment Date; provided that such rate (or any then-current Benchmark) may be adjusted from time to time in Lender’s sole discretion for then-applicable reserve requirements, deposit insurance assessment rates and other regulatory costs; and provided, further, that “LIBOR” shall not in any event include any rate that may be published at any time on a non-representative or “synthetic” basis pursuant to the exercise of any regulatory power of the U.K. Financial Conduct Authority (“FCA”). Notwithstanding the foregoing, LIBOR shall not in any event be less than 0.00%. The Screen Rate shall be re-set effective as of each Payment Date but shall initially be determined as if the Closing Date were a Payment Date.
Litigation means any action by or before any Governmental Authority, arbitrator, or arbitration panel.
Loan means any amount disbursed by Lender (a) to, or on behalf of, any Company under the Loan Documents, whether such amount constitutes an original disbursement of funds, or (b) in accordance with, and to satisfy the obligations of any Company under, any Loan Document.
Loan Date means the date on which funds are made available to Borrower in respect of a Loan.
Loan Documents means (a) this Agreement, certificates and requests delivered under this Agreement, and exhibits and schedules to this Agreement, (b) [Reserved], (c) the Term Note B, (d) the Term Note C, (e) [Reserved], (f) all Guaranties, (g) the Security Documents, (h) all other agreements, documents, and instruments in favor of Lender ever delivered in connection with or under this Agreement (excluding Swap Agreements), and (i) all renewals, extensions, amendments, modifications, supplements, restatements, and replacements of, or substitutions for, any of the foregoing.

Loan Request means a request substantially in the form of Exhibit C.
Material Adverse Event means any circumstance or event that, individually or collectively with other circumstances or events, could reasonably be expected to result in (a) impairment of the ability of any Company or Guarantor to perform any of its payment or other material obligations under any Loan Document, (b) impairment of the ability of Lender to enforce any Company or Guarantor’s material obligations, or Lender’s rights, under any Loan Document or in respect of the Obligation, (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Company or Guarantor of any Loan Document to which it is a party, and (d) a material and adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise), or prospects of Borrower and its Subsidiaries as represented in the financial statements delivered to Lender on or about the Closing Date in respect of Borrower and its Subsidiaries.
Material Agreement means, for any Person, any agreement to which that Person is a party by which that Person is bound, or to which any assets of that Person may be subject, and that is not cancelable by that Person upon 30 or fewer days’ notice without liability for further payment other than nominal penalty, and that requires that Person to pay more than $100,000 in the aggregate during the term of such agreement.
Maximum Amount and Maximum Rate respectively mean the maximum non-usurious amount and the maximum non-usurious rate of interest that, under applicable Law, Lender is permitted to contract for, charge, take, reserve or receive on the Obligation.
Moody’s means Moody’s Investors Service, Inc. and any successor thereto.
Newco means The Woodlands Insurance Company, a Texas insurance corporation.
Ninth Amendment Effective Date means May 23, 2023.
Notes means all of, and Note means any of, the Term Note B and the Term Note C.
Obligation means all present and future Debt, liabilities and obligations (including the Loans and all Lender Swap Obligations (other than Excluded Swap Obligations)), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, and all renewals, increases and extensions thereof, or any part thereof, now or in the future owed to Lender by any Company, whether under any Loan Document or under any other financing, promissory note, or other extension of credit by Lender to any Company, whether now or hereafter entered into between Lender and any other Company (and as may be renewed, extended, increased or modified from time to time), together with all interest accruing thereon, reasonable fees, costs and expenses payable under the Loan Documents or otherwise, or in connection with the enforcement of rights under the Loan Documents or otherwise, including (a) fees and expenses under Section 8.12, and (b) interest and fees that accrue after the commencement by or against any Company or any Affiliate thereof of any proceeding under any Debtor Relief Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that, all debt, obligations and liabilities incurred by Borrower or any other Company under the Syndicated Credit Agreement and the loan documents related thereto, shall be excluded from the “Obligation” as defined in this Agreement.
OFAC means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

Pari Passu Intercreditor Agreement means that certain Pari Passu Intercreditor Agreement dated May 23, 2023, among Lender, PNC Bank, National Association, as administrative agent under the Syndicated Credit Agreement, Borrower and the other Companies party thereto (as amended, restated or supplemented from time to time).
PATRIOT Act means the USA PATRIOT Act, Title III of Pub. L. 107-56, signed into law October 26, 2001.
Payment Date means the 5th day of each month; provided, that if in any month such date is not a Business Day, the Payment Date for such month shall be the next succeeding Business Day.
Permitted Debt means any “Indebtedness” as defined in the Syndicated Credit Agreement and which is permitted to be incurred by any Company under the terms of the Syndicated Credit Agreement.
Permitted Liens means any “Permitted Liens” as defined in the Syndicated Credit Agreement and which are permitted to exist under the terms of the Syndicated Credit Agreement.
Person means any individual, partnership, limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, syndicate, Governmental Authority or other entity or organization of whatever nature.
PBGC means Pension Benefit Guaranty Corporation, or any successor thereof, established under ERISA.
PFC means TWFG Premium Finance, LLC, a Texas limited liability company, and successor by conversion to TWFG Premium Finance Company, a Texas corporation, and a wholly owned Subsidiary of Borrower.
Potential Default means the occurrence of any event or the existence of any circumstance that would, with the giving of notice or lapse of time or both, become a Default.
Prepayment Date means the date on which Lender received the prepayment.
Proper Form means in form and substance satisfactory to Lender and its legal counsel.
PSN means PSN Business Processing Inc., a Philippines corporation.
Qualified ECP means, in respect of any Swap Obligations, each Borrower or Guarantor that has total assets exceeding $10,000,000.00 at the time the relevant guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or that otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
Reference Period is defined in the definition of “LIBOR Rate”.
Representatives means representatives, officers, directors, employees, consultants, contractors, attorneys and Lender.

Responsible Officer means the president, chief executive officer, chief financial officer, treasurer, controller, chief accounting officer, or chief operating officer of the Borrower.
S&P means Standard & Poor’s Ratings Group (a division of The McGraw-Hill Companies, Inc.).
Sanctions is defined in Section 7.20.
Screen Rate is defined in the definition of “LIBOR Rate”.
Security Agreement means each Security Agreement in substantially the form of Exhibit E, and executed by any Company, as debtor, and by Lender, as secured party, granting Lender a Lien on, and security interest in, among other things, such Company’s accounts receivable, inventory, equipment, goods, general intangibles, intellectual property, chattel paper, instruments, life insurance policies and documents.
Security Documents means all Security Agreements and all documents executed in connection therewith to create or perfect a Lien on the Collateral (including any assignment of life insurance policy as collateral).
Subsidiary of a Person means a corporation, partnership, joint venture, limited liability company, or other business entity of which a majority of the Voting Interests are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.
Swap Agreement means any master agreement or other agreement, including confirmations, governing or evidencing (a) any derivative transaction (including any swap, cap, floor, collar, forward or option), with respect to one or more interest rates or other rates or financial indices, currencies, equity interests or returns, credit or other obligations, commodities, volatility or other phenomena, or otherwise, (b) any spot, forward or other foreign exchange transaction, (c) any option or other derivative transaction with respect to, and any combination of, one or more transactions referenced in this definition, and (d) any transaction similar to any such transactions, in each case whether or not entered into under or subject to any master agreement.
Swap Obligations means all obligations and other liabilities under any Swap Agreement, whether absolute or contingent and without regard to when or how they are created, arise, are evidenced or are acquired.
Swap Termination Value means, as to one or more Swap Agreements and after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, the close out or termination value(s) determined pursuant to the terms of the Swap Agreements.
Syndicated Credit Agreement means that certain Credit Agreement dated as of May 23, 2023, by and among TWFG Holding Company, LLC, as borrower, the guarantors from time to time party thereto, the lenders from time to time party thereto and PNC Bank, National Association, as administrative agent, providing for an initial $50,000,000 revolving credit facility, which may be increased pursuant to an accordion as provided therein (as amended, restated or supplemented from time to time).
Tax Code means the Internal Revenue Code of 1986, as amended, and related rules, regulations and published interpretations.

Taxes means, for any Person, taxes, assessments or other governmental charges or levies imposed upon that Person, its income, or any of its properties, franchises or assets.
Term B Principal Amount means, when determined, the outstanding principal balance of the Term Note B.
Term C Principal Amount means, when determined, the outstanding principal balance of the Term Note C.
Term Loan B is defined in Section 2.1(b).
Term Loan B Committed Amount means $4,000,000.00.
Term Loan B Maturity Date means July 30, 2024.
Term Loan C Committed Amount means $13,000,000.00.
Term Loan C is defined in Section 2.1(c).
Term Loan C Maturity Date means December 6, 2027.
Term Note B means a promissory note substantially in the form of Exhibit A-3, executed by Borrower and made payable to Lender in the original principal amount of the Term Loan B Committed Amount, together with all renewals, extensions, modifications, amendments, supplements, restatements and replacements of, or substitutions for, each such promissory note.
Term Note C means a promissory note substantially in the form of Exhibit A-4, executed by Borrower and made payable to Lender in the original principal amount of the Term Loan C Committed Amount, together with all renewals, extensions, modifications, amendments, supplements, restatements and replacements of, or substitutions for, each such promissory note.
Third Amendment Effective Date means July 30, 2019.
Total Commitment means the sum of (a) the Term Loan B Committed Amount, plus (b) the Term Loan C Committed Amount.
Total Credit Exposure means, when determined, the sum of (a) the Term B Principal Amount, plus (b) the Term C Principal Amount.
TWFG Insurance means TWFG Insurance Services, LLC, a Texas limited liability company, and successor by conversion to TWFG Insurance Services, Inc., and a wholly owned Subsidiary of Borrower.
TWIH means The Woodlands Insurance Holdings, LLC, a Texas limited liability company.
UCC means the Uniform Commercial Code, as adopted in Texas and as amended from time to time.
U.S. means United States of America.

Voting Interests of any Person means the capital stock (or other equity interest) of such Person having ordinary voting power for the election of directors (or other governing body).
1.2    Interpretive Provisions. Terms used but not defined in this Agreement, but which are defined in the UCC, have the meaning given them in the UCC.
(a)    The meanings of words and defined terms are equally applicable to the singular and plural forms of the defined terms and words. Defined terms in respect of one gender include each other gender where appropriate. Derivatives of defined terms have corresponding meanings.
(b)    Any conflict or ambiguity between this Agreement and any other Loan Document is controlled by the terms and provisions of this Agreement.
(c)    The headings and captions used in this Agreement and the other Loan Documents are for convenience only and will not be deemed to limit, amplify or modify the terms of this Agreement or the Loan Documents.
(d)    Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears, unless otherwise indicated.
(e)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(f)    The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision of such Loan Document.
(g)    The term “including” is by way of example and not limitation.
1.3    Accounting Terms. All accounting terms not specifically or completely defined in this Agreement shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, with all accounting principles being consistently applied from period to period and on a basis consistent with the most recent reviewed or audited financial statements of either Borrower. While Borrower has any Subsidiaries, all accounting and financial terms and financial calculations (including the calculation of all financial covenants, ratios, and related definitions) in respect of Borrower or any Company are on a consolidated and consolidating basis for all Companies, unless otherwise indicated.
(a)    If at any time any change in GAAP would affect the computation of any financial ratio or requirement set out in any Loan Document, and either Borrower or Lender shall so request, Lender and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Lender); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP as in effect prior to such change and (ii) the Borrower shall provide to Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.4    References to Documents. Unless otherwise expressly provided in this Agreement, (a) references to corporate formation or governance documents, contractual agreements (including this Agreement and the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
1.5    Time. Unless otherwise indicated, all time references (e.g., 11:00 a.m.) are to Central time (daylight or standard, as applicable).
SECTION 2.    LOANS.
2.1    Term Loans.
(a)    [Reserved].
(b)    On the Third Amendment Effective Date, Lender made a single advance Loan to Borrower in an amount equal to the Term Loan B Committed Amount which, when paid or prepaid, may not be reborrowed (the “Term Loan B”).
(c)    On the Fifth Amendment Effective Date, Lender made a single advance Loan in an amount equal to the Term Loan C Committed Amount which, when paid or prepaid, may not be reborrowed (the “Term Loan C”).
2.2    [Reserved].
2.3    [Reserved].
2.4    Voluntary Prepayment.
(a)    Borrower may voluntarily prepay all or any part of the Term B Principal Amount or Term C Principal Amount at any time, subject to the following conditions:
(i)    Lender must receive Borrower’s written or telephonic prepayment notice by 10:00 a.m. on the prepayment date;
(ii)    Borrower’s prepayment notice shall (A) specify the prepayment date, (B) specify the amount of the Loan to be prepaid, (C) specify whether the Term B Principal Amount or the Term C Principal Amount is being prepaid, and (D) constitute an irrevocable and binding obligation of Borrower to make a prepayment in such amount on the designated prepayment date;
(iii)    each partial prepayment under this clause (a) must be in a minimum amount of not less than (A) $100,000 or a greater integral multiple of $10,000 or (B) if less than the requested minimum amount, the outstanding balance of the Term B Principal Amount, the Term C Principal Amount, as the case may be;
(iv)    [Reserved];
(v)    [Reserved];

(vi)    if the Term B Principal Amount is being prepaid all accrued and unpaid interest on the portion of the Term B Principal Amount prepaid, together with the prepayment fee described in clause (c) below, must also be paid in full on the prepayment date and each partial prepayment of the Term Loan B shall be applied to the Term Loan B’s scheduled principal payments in the inverse order of their maturity; and
(vii)    if the Term C Principal Amount is being prepaid all accrued and unpaid interest on the portion of the Term C Principal Amount prepaid, together with the prepayment fee described in clause (c) below, must also be paid in full on the prepayment date and each partial prepayment of the Term Loan C shall be applied to the Term Loan C’s scheduled principal payments in the inverse order of their maturity.
(b)    [Reserved].
(c)    [Reserved].
(d)    Notwithstanding anything to the contrary contained in this Agreement, any notice of prepayment under Section 2.4(a) may state that it is conditioned upon the effectiveness of other credit facilities the proceeds of which will be used to prepay in full all outstanding Obligations hereunder (other than (A) contingent indemnification obligations and (B) Cash Management Liabilities as to which arrangements satisfactory to the applicable Cash Management Provider shall have been made), in which case such notice may be revoked or postponed by the Borrower (by written notice to Lender on or prior to the specified effective date) if the conditions to effectiveness of such other credit facility are not satisfied.
2.5    [Reserved].
SECTION 3.    TERMS OF PAYMENT
3.1    Notes and General Payment Terms.
(a)    The Term Loan B shall be evidenced by the Term Note B. The Term Loan C shall be evidenced by the Term Note C.
(b)    Borrower must make each payment on the Obligation, without offset, counterclaim or deduction to Lender’s Office, in funds that will be available for immediate use by Lender by 4:00 pm on the day due. Payments received after such time (and payments received on a day which is not a Business Day) will be deemed received on the next Business Day but interest shall continue to accrue during such period.
(c)    If any payment or prepayment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
3.2    Payments.
(a)    [Reserved].

(b)    Term Loan B.
(i)    Accrued and unpaid interest on the Term B Principal Amount shall be due and payable beginning on September 5, 2019, and continuing on each Payment Date thereafter until the Term Loan B Maturity Date (or earlier upon the acceleration of maturity of the Term Loan B in accordance with Section 12 of this Agreement).
(ii)    Principal payments on the Term B Principal Amount shall be due and payable beginning on September 5, 2019, and continuing on each Payment Date thereafter, in the applicable amount set forth on Schedule 3.2(b) until the Term Loan B Maturity Date (or earlier upon the acceleration of maturity of the Term Loan B in accordance with Section 12 of this Agreement).
(iii)    All outstanding principal and all accrued and unpaid interest in respect of the Term Loan B is due and payable in full on the Term Loan B Maturity Date (or earlier upon the acceleration of maturity of the Term Loan B in accordance with Section 12 of this Agreement).
(c)    [Reserved].
(d)    Term Loan C.
(i)    Accrued and unpaid interest on the Term C Principal Amount shall be due and payable beginning on January 5, 2021, and continuing on each Payment Date thereafter until the Term Loan C Maturity Date (or earlier upon the acceleration of maturity of the Term Loan C in accordance with Section 12 of this Agreement).
(ii)    Principal payments on the Term C Principal Amount shall be due and payable beginning on January 5, 2021, and continuing on each Payment Date thereafter, in the applicable amount set forth on Schedule 3.2(c) until the Term Loan C Maturity Date (or earlier upon the acceleration of maturity of the Term Loan C in accordance with Section 12 of this Agreement).
(iii)    All outstanding principal and all accrued and unpaid interest in respect of the Term Loan C is due and payable in full on the Term Loan C Maturity Date (or earlier upon the acceleration of maturity of the Term Loan C in accordance with Section 12 of this Agreement).
3.3    Order of Application.
(a)    All payments and prepayments shall be applied as specified in this Agreement and, if not specified, shall be applied in the following order: (i) to all fees, expenses, late charges, collection costs, and other charges, costs and expenses for which Lender has not been paid or reimbursed under the Loan Documents, (ii) [Reserved], (iii) to the accrued and unpaid interest on the Term B Principal Amount, (iv) to the accrued and unpaid interest on the Term C Principal Amount, (v) [Reserved], (vi) [Reserved], (vii) to the Term B Principal Amount, (viii) to the Term C Principal Amount, (ix) [Reserved] and (x) to the remaining Obligation in the order and manner Lender deems appropriate in its sole discretion.

(b)    All proceeds from the exercise of any rights shall be applied at Lender’s discretion among principal, interest, fees, expenses, late charges, collection costs, and other charges, costs and expenses, for which Lender has not been paid or reimbursed under the Loan Documents, subject in all respects to the Pari Passu Intercreditor Agreement.
3.4    Interest. Except as otherwise provided in this Agreement, Loans under the Term Loan B shall accrue interest at a rate per annual equal to the lesser of (a) the sum of the LIBOR Rate plus the Applicable Margin, and (b) the Maximum Rate. Except as otherwise provided in this Agreement, Loans under the Term Loan C shall accrue interest at a rate per annual equal to the lesser of (a) the sum of the LIBOR Rate plus the Applicable Margin, and (b) the Maximum Rate. Each change in the LIBOR Rate or the Maximum Rate is effective as of the date of such change without notice to Borrower or any other Person.
3.5    Default Rate. To the extent permitted by Law, while a Default exists, the Obligation shall accrue interest at the lesser of (a) the Default Rate and (b) the Maximum Rate, until all past due amounts are paid (whether payment is made before or after entry of a judgment or the Default is otherwise cured or waived). Subject to Section 3.8, if a Default exists, Lender may, in its sole discretion, to the extent permitted by Law, add accrued and unpaid interest to the Term B Principal Amount, Term C Principal Amount and such amount will accrue interest until paid at the applicable interest rate. During the existence of a Default, interest payable at the Default Rate shall be payable from time to time on written demand from Lender to Borrower.
3.6    Interest Calculations. Interest on Loans and on the amount of all fees and other amounts due under the Loan Documents will be calculated on the basis of actual number of days elapsed (including the first day but excluding the last day), but computed as if each calendar year consisted of 360 days (unless computation would result in an interest rate in excess of the Maximum Rate, in which event the computation is made on the basis of a year of 365 or 366 days, as the case may be). All interest rate determinations and calculations by Lender are conclusive and binding, absent manifest error.
3.7    Maximum Rate. It is the intention of the parties to comply with applicable usury laws. The parties agree that the total amount of interest contracted for, charged, collected or received by Lender under this Agreement shall not exceed the Maximum Rate. To the extent, if any, that Chapter 303 of the Texas Finance Code (the “Finance Code”) is relevant to Lender for purposes of determining the Maximum Rate, the parties elect to determine the Maximum Rate under the Finance Code pursuant to the “weekly ceiling” from time to time in effect, as referred to and defined in § 303.001-303.016 of the Finance Code; subject, however, to any right Lender subsequently may have under applicable Law to change the method of determining the Maximum Rate. Notwithstanding any contrary provisions contained herein, (a) the Maximum Rate shall be calculated on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be; (b) in determining whether the interest hereunder exceeds interest at the Maximum Rate, the total amount of interest shall be spread throughout the entire term of this Agreement until its payment in full; (c) if at any time the interest rate chargeable under this Agreement would exceed the Maximum Rate, thereby causing the interest payable under this Agreement to be limited to the Maximum Rate, then any subsequent reductions in the interest rate(s) shall not reduce the rate of interest charged under this Agreement below the Maximum Rate until the total amount of interest accrued from and after the date of this Agreement equals the amount of interest which would have accrued if the interest rate(s) had at all times been in effect; (d) if Lender ever charges or receives anything of value which is deemed to be interest under applicable Texas law, and if the occurrence of any event, including acceleration of maturity of obligations owing to Lender, should cause such interest to exceed the maximum lawful amount, any amount which exceeds interest at the Maximum

Rate shall be applied to the reduction of the unpaid principal balance under this Agreement or any other indebtedness owed to Lender by the Borrower, and if this Agreement and such other indebtedness are paid in full, any remaining excess shall be paid to the Borrower; and (e) Chapter 346 of the Finance Code shall not be applicable to this Agreement or the indebtedness outstanding hereunder.
3.8    Set off. While a Default exists, Lender (and each of its Affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply (a) any and all deposits (general or special, time or demand, provisional or final) at any time held by Lender (or its Affiliates) and (b) any other Debt at any time owing by Lender (or any of its Affiliates) to or for the credit or the account of any Company, against the Obligation even if Lender has not made demand under this Agreement and the Obligation is unmatured. Lender agrees to promptly notify the applicable Company after any such set off and application is made; provided that, the failure to give such notice shall not affect the validity of such set off and application. The rights of Lender under this Section 3.8 are in addition to other rights and remedies (including other rights of set off) that Lender may have and is in all respects subject to the Pari Passu Intercreditor Agreement.
3.9    Debit Account. Borrower agrees that the interest and principal payments and any fees will be deducted automatically on the due date from any of Borrower’s accounts with Lender as designated in writing by Borrower. This authorization shall not affect the obligation of Borrower to pay such sums when due, without notice, if there are insufficient funds in such account to make such payment in full on the due date thereof, or if Lender fails to debit such account.
SECTION 4.    LIBOR, BENCHMARK REPLACEMENT AND RELATED MATTERS.
4.1    Benchmark Replacement.
Exhibit F attached hereto provides a mechanism for determining an alternative rate of interest in the event that the London interbank offered rate is no longer available or in certain other circumstances. Lender does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBOR” (or any similar defined term) or with respect to any alternative or successor rate thereto, or replacement rate therefor. To the extent that any term or provision of Exhibit F is or may be inconsistent with any term or provision in the remainder of this Agreement or any Loan Document, the terms and provisions of Exhibit F shall control.
SECTION 5.    CONDITIONS PRECEDENT.
5.1    [Reserved].
5.2    No Waiver. Each condition precedent in this Agreement (including matters listed on Schedule 5) is material to the transactions contemplated by this Agreement, and time is of the essence with respect to each condition precedent. Lender may make any Loan without all conditions being satisfied, but such Loan shall not be deemed a waiver of any condition precedent for any subsequent Loan.
SECTION 6.    SECURITY AND GUARANTIES.
6.1    Collateral. The complete payment and performance of the Obligation shall be secured by all of the items and types of property (collectively, the “Collateral”) described as collateral in the Security

Agreement. Each Company shall execute all applicable Security Documents necessary to pledge all of the Collateral it owns.
6.2    Financing Statements. Each Company hereby authorizes Lender to file, and agrees to execute, in Proper Form, if requested, financing statements, continuation statements, or termination statements, or take other action reasonably requested by Lender relating to the Collateral, including any Lien search required by Lender.
6.3    Guaranties. Each Subsidiary of Borrower (excluding Newco, PFC, CA PFC, TWIH, and PSN) shall guaranty the complete payment and performance of the Obligation (including the Term Loan B and the Term Loan C) by executing and delivering a Guaranty to Lender on the Closing Date or within ten (10) Business Days after such Company is created or acquired.
6.4    Collateral Release and Termination of Guaranty. The pledge of Borrower’s equity interests by Richard F. Bunch, III in favor of Lender made in connection with the Existing Credit Agreement is expressly released and terminated as of the Closing Date and Lender claims no further interest in such pledge of Borrower’s equity interests by Richard F. Bunch, III, excluding only those obligations which expressly survive termination and release. The pledge of equity interests by Borrower in favor of Lender made in connection with the Existing Credit Agreement is expressly released and terminated as of the Closing Date and Lender claims no further interest in such pledge of equity interests by Borrower, excluding only those obligations which expressly survive termination and release. The pledge of equity interests by TWFG Insurance in favor of Lender made in connection with the Existing Credit Agreement is expressly released and terminated as of the Closing Date and Lender claims no further interest in such pledge of equity interests by TWFG Insurance, excluding only those obligations which expressly survive termination and release. TWFG Insurance Services CA1, LLC, formerly a California limited liability company, has been dissolved and cancelled, and Lender hereby releases TWFG Insurance Services CA1, LLC from its guaranty executed in connection with the Existing Credit Agreement, and Lender claims no further interest in such guaranty, excluding only those obligations which expressly survive termination and release.
SECTION 7.    REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants, to Lender as follows:
7.1    Existence, Good Standing, and Authority to do Business. Borrower is a Texas limited liability company duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is organized. Each other Company is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is organized. In each state in which each Company does business, each Company has all necessary permits, licenses, franchises, patents, copyrights, trademarks and trade names, or rights to conduct its business, and has the necessary corporate, company, or partnership authority to own its assets and conduct its business.
7.2    Subsidiaries. Other than those listed on Schedule 7.2, Borrower has no Subsidiaries. Schedule 7.2 lists the name, address, entity type and jurisdiction of organization of each Company, the number of issued and outstanding shares (or other equity interests) of such Company, and the percentage ownership of each other Company.
7.3    Authorization, Compliance, and No Default. The execution and delivery by each Company of the Loan Documents to which it is a party and each Company’s performance of its obligations under the Loan Documents are within such Company’s powers, have been duly authorized, do not conflict with any of its organizational documents, do not conflict with any Law, agreement, or obligation by which such Company is bound, do not require any consent or approval of any Person or Governmental Authority that has not been obtained and remains in full force and effect, and do not violate, result in a breach of or constitute a default under any Material Agreement to which any Company is a party or by which it or its property is bound.
7.4    Enforceability. Each Loan Document has been executed and delivered by each Company which is a party to it, and the Loan Documents constitute the legal, valid, and binding obligation of each Company, enforceable against each Company in accordance with their respective terms, except as enforceability may be limited by applicable Debtor Relief Laws and general principles of equity.
7.5    Litigation. Except as disclosed on Schedule 7.5, no Company is subject to, or aware of the threat of, any Litigation involving any Company which, (a) purports to affect or pertain to this Agreement, any other Loan Document, or any of the transactions contemplated by the Loan Documents, or (b) if determined adversely to any Company could reasonably be expected to result in a Material Adverse Event.
7.6    Taxes. All Tax returns of each Company required to be filed have been timely filed (or extensions have been granted) and all Taxes imposed upon any Company that are due and payable have been paid before delinquency, other than Taxes which are being contested in good faith by lawful proceedings diligently conducted, against which reserve or other provision required by GAAP has been made.
7.7    Environmental Matters. No facility of any Company is used for, or to the knowledge of any Company has been used for, storage, treatment, or disposal of any Hazardous Substance in violation of any applicable Environmental Law, other than violations that individually or collectively would not constitute a Material Adverse Event. No Company knows of any environmental condition or circumstance adversely affecting its assets, properties, or operations that could reasonably be expected to result in a Material Adverse Event.
7.8    Ownership of Assets; Intellectual Property. Each Company has (a) indefeasible title to its real property, (b) a vested leasehold interest in all of its leased property, and (c) good and marketable title to its personal property, all as reflected on the Current Financials (except for property that has been disposed of as permitted by Section 9.7). Each Company is conducting its business without infringement or claim of infringement of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of others, other than any infringements or claims that, if successfully asserted against or determined adversely to any Company, could not, individually or collectively, reasonably be expected to result in a Material Adverse Event.
7.9    Liens. No Lien exists on any asset of any Company, other than Permitted Liens.
7.10    Debt. No Company is an obligor on any Debt, other than Permitted Debt.
7.11    Insurance. The Companies maintain the insurance required under Section 8.6.
7.12    Place of Business; Real Property. The location of each Company’s place of business or chief executive office is set out on Schedule 7.12. The books and records of each Company are located at its place of business or chief executive office. All of each Company’s assets (other than inventory on consignment, in transit, or in the possession of a Person under the terms of a contract with a Company)

are at one or more of the locations set out on Schedule 7.12. Except as described on Schedule 7.12, no Borrower has no ownership, leasehold, or other interest in real estate.
7.13    Purpose of Credit Facilities. Borrower has used the proceeds of Term Loan B and Term Loan C to fund acquisitions and for general corporate purposes. No part of the proceeds of the Term Loan B or the Term Loan C will be used, directly or indirectly, for a purpose that violates any Law, including the provisions of Regulation U.
7.14    Trade Names. Except as disclosed on Schedule 7.14, no Company has used or transacted business under any other corporate or trade name in the five-year period preceding the Closing Date (including names of all Persons with which any Company has merged or consolidated, or from which any Company has acquired all or substantially all of such Person’s assets).
7.15    Transactions with Affiliates. Except as permitted under the terms of the Syndicated Credit Agreement, no Company is a party to an agreement or transaction with any of its Affiliates (excluding other Companies), other than transactions in the ordinary course of business and upon fair and reasonable terms not materially less favorable than it could obtain or could become entitled to in an arm’s-length transaction with a Person that was not its Affiliate.
7.16    Financial Information. Each material fact or condition relating to the Loan Documents or the Companies’ financial condition, business, property, or prospects has been disclosed to Lender in writing. All financial and other information supplied to Lender is sufficiently complete to give Lender accurate knowledge of each Company’s financial condition, including all material contingent liabilities. Since the date of the most recent financial statement provided to Lender, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Companies. Each financial statement supplied to Lender (i) was prepared in accordance with GAAP consistently throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.
7.17    Material Agreements. No Company is a party to any Material Agreement, other than the Loan Documents, the Syndicated Credit Agreement and the Material Agreements described on attached Schedule 7.17. No Company has breached or is in default under any Material Agreement or obligation.
7.18    ERISA.
(a)    Each Employee Plan (i) (other than a multiemployer plan) is in compliance in all material respects with the applicable provisions of ERISA, the Tax Code and other federal or state law, (ii) has received a favorable determination letter from the IRS and to the best knowledge of the Borrower, nothing has occurred which would cause the loss of such qualification.
(b)    Each Company has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Tax Code with respect to each Employee Plan, and has not incurred any liability with respect to any Employee Plan under Title IV of ERISA.
(c)    There are no claims, actions, or Litigation (including by any Governmental Authority), and there has been no prohibited transaction or violation of the fiduciary responsibility rules, with respect to any Employee Plan which is or could reasonably be expected to be a Material Adverse Event.
(d)    With respect to any Employee Plan subject to Title IV of ERISA: (i) no reportable event has occurred under Section 4043(c) of ERISA for which the PBGC requires 30 day notice, (ii) no action by Borrower or any ERISA Affiliate to terminate or withdraw from any Employee Plan has been taken and no notice of intent to terminate an Employee Plan has been filed under Section 4041 of ERISA, (iii) no termination proceeding has been commenced with respect to an Employee Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.
7.19    Disclosure. Borrower has disclosed to the Lender all agreements, instruments, and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it (other than general economic conditions), that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Event. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of Borrower or any of its Subsidiaries to the Lender in connection with the transactions contemplated hereby or delivered hereunder or under any other Loan Document contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based on assumptions believed to be reasonable at the time.
7.20    Sanctions; Anti-Corruption.
(a)    None of Borrower, any Guarantor or any Subsidiary, nor any director, officer, employee, agent, or affiliate of Borrower, Guarantor or any of Subsidiary is a Person that is, or is owned or Controlled by Persons that are: (i) the subject or target of any sanctions administered or enforced by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions.
(b)    Borrower, each Guarantor and each Subsidiary, and their respective directors, managers, partners, officers and employees and, to the knowledge of Borrower and each Guarantor, the agents of Borrower, each Guarantor and each Subsidiary, are in compliance with all applicable Sanctions and with the FCPA and any other applicable anti-corruption law, in all material respects. Borrower, Guarantors and each Subsidiary have instituted and maintain policies and procedures designed to ensure continued compliance with applicable Sanctions, the FCPA and any other applicable anti-corruption laws.
SECTION 8.     AFFIRMATIVE COVENANTS. Until the Obligation is paid in full, Borrower agrees as follows:
8.1    Items to be Furnished. Borrower shall cause the following to be furnished to Lender:
(a)    All financial statements, certificates, reports, notices and information required to be delivered by Borrower or any Company under the Syndicated Credit Agreement.

(b)    Promptly upon reasonable request by Lender, information and documents not otherwise required to be furnished under the Loan Documents respecting the business affairs, assets and liabilities of the Companies.
8.2    Books, Records and Inspections. Each Company shall maintain books, records, and accounts necessary to prepare the financial statements required by Section 8.1. Upon reasonable notice, each Company shall allow Lender (or its Representatives) during business hours or at other reasonable times to inspect each Company’s properties, any and all Collateral and examine, audit, and make copies of books and records. If any of the Collateral, Companies’ properties, books or records are in the possession of a third party, the applicable Company shall authorize that third party to permit Lender or its Representatives to have access to perform inspections or audits and to respond to Lender’s requests for information concerning such properties, books and records. Lender may discuss, from time to time, any of the Companies’ affairs, conditions and finances with its directors, officers, and certified public accountants.
8.3    Taxes. Each Company will promptly pay when due any and all Taxes, other than Taxes which are being contested in good faith by lawful proceedings diligently conducted, against which reserve or other provision required by GAAP has been made, and in respect of which levy and execution of any Lien are stayed.
8.4    Compliance with Laws; Sanctions; Anticorruption.
(a)    Each Company shall comply in all material respects of the requirements of all Laws (including fictitious or trade name statutes) and all orders, writs, injunctions and decrees applicable to it or its business or property, except in such instances in which (i) such requirement is deemed contested in good faith by lawful proceedings diligently conducted, against which reserve or other provision required by GAAP has been made, and (ii) the failure to comply would not result in a Material Adverse Event.
(b)    Each Company (i) will comply, in all material respects, with (A) all Sanctions, (B) the Patriot Act, and (C) the Beneficial Ownership Regulation and (ii) will maintain in effect policies and procedures designed to promote compliance by Borrower and each Guarantor, each Subsidiary, and their respective directors, managers, partners, officers, employees, and agents with applicable Sanctions, Patriot Act requirements, Beneficial Ownership Regulation, the FCPA, and any other applicable anti-corruption laws.
8.5    Maintenance of Existence, Assets, and Business. Each Company will (a) maintain its existence and good standing in its state of organization and its authority to transact business and good standing in all other jurisdictions where the nature and extent of its business and properties require due qualification and good standing, (b) maintain all licenses, permits and franchises necessary for its business where failure to do so is a Material Adverse Event, and (c) keep all of its assets that are useful in and necessary to its business in good working order and condition (ordinary wear and tear excepted) and make all necessary repairs and replacements. So long as either Term Loan B or Term Loan C is outstanding, each Company shall establish and maintain its primary deposit accounts with Lender.
8.6    Insurance. Each Company shall maintain (a) insurance satisfactory to Lender as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Companies’ properties, public liability insurance including coverage for contractual liability, product liability and workers’ compensation, and any other insurance which is usual for the Companies’ business.

Each policy shall provide for at least thirty (30) days prior notice to Lender of any cancellation thereof, and (b) insurance policies covering the tangible property comprising the Collateral. Each insurance policy must be for the full replacement cost of the Collateral and include a replacement cost endorsement in an amount acceptable to Lender. The insurance must be issued by an insurance company acceptable to Lender and must include a lender’s loss payable endorsement in favor of Lender in a form acceptable to Lender. Upon Lender’s request, Borrower shall deliver to Lender a copy of each insurance policy, or, if permitted by Lender, a certificate of insurance listing all insurance in force. Borrower shall maintain at all times for the benefit of Lender and the administrative agent under the Syndicated Credit Agreement, a key man life insurance policy on Richard F. Bunch, III providing for coverage in an amount not less than $10,000,000.
8.7    Environmental Laws. Each Company shall conduct its business so as to comply with all applicable Environmental Laws, shall promptly take corrective action to remedy any violation of any Environmental Law, and shall immediately notify Lender of any claims or demands by any Governmental Authority or Person with respect to any Environmental Law or Hazardous Substance. All environmental costs, including but not limited to, costs for testing as required by any Governmental Authority or the Lender shall be paid by the Borrower.
8.8    ERISA. Promptly during each year (a) pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Employee Plan, (b) file each annual report required to be filed pursuant to ERISA in connection with each Employee Plan for each year, and (c) notify Lender within ten (10) days of the occurrence of any reportable event under Section 4043(c) of ERISA that might constitute grounds for termination of any capital Employee Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Employee Plan.
8.9    Use of Proceeds. Borrower shall use the proceeds of the Term Loan B or the Term Loan C only for the purposes represented in this Agreement.
8.10    Application of Insurance Proceeds. Lender and each Company agree that all Insurance Proceeds shall be paid by the insurers directly to Lender (as loss payee or additional insured),
(a)    If any Insurance Proceeds are paid to any Company, such Insurance Proceeds shall be received only in trust for Lender, shall be segregated from other funds of the Companies and shall promptly be paid over to Lender in the same form as received (with any necessary endorsement).
(b)    Notwithstanding anything to the contrary in this Section 8.10, reimbursement under any liability insurance maintained by any Company may be paid directly to the Person who incurred the liability, cost, or expense covered by such insurance.
(c)    Any Insurance Proceeds shall be applied to the repayment of the outstanding principal amount of the Loans in accordance with Section 3.3, with the excess, if any, payable to Borrower.
8.11    New Subsidiaries. Each created or acquired Subsidiary which is a subsidiary guarantor under the Syndicated Credit Agreement is also required to become a guarantor and to comply with Section 6 hereunder.

8.12    Expenses. Borrower shall promptly pay upon demand (a) all reasonable costs, fees and expenses paid or incurred by Lender (including those incurred under Section 6) in connection with the with the negotiation, preparation, delivery and execution of any Loan Document, and any related or subsequent amendment, waiver, or consent (including in each case, the reasonable fees and expenses of Lender’s counsel), (b) all due diligence, closing, and post-closing costs including filing fees, recording costs, lien searches, corporate due diligence, third-party expenses, annual field audits, and other related due diligence, closing and post-closing costs and expenses, and (c) all costs, fees and expenses of Lender incurred in connection with the enforcement of the Loan Documents or the exercise of any rights arising under the Loan Documents or the negotiation, workout, or restructure and any action taken in connection with any Debtor Relief Laws (including in each case, the reasonable fees and expenses of Lender’s counsel), all of which shall be a part of the Obligation and shall accrue interest, if not paid upon demand, at the Default Rate until repaid.
8.13    Further Assurances. Each Company shall take such action as Lender may reasonably request to carry out the intent of this Agreement and the terms of the Loan Documents (including to perfect and protect its security interests and Liens), including executing, acknowledging, authorizing, delivering or recording or filing additional instruments or documents. Because Borrower agrees that Lender’s remedies at Law for failure of Borrower to comply with the provisions of this Section 8.13 would be inadequate and that failure would not be adequately compensable in damages, Borrower agrees that the covenants of this Section 8.13 may be specifically enforced.
SECTION 9.    NEGATIVE COVENANTS. Until the Obligation is paid in full, Borrower agrees as follows:
9.1    Debt. No Company may create, incur, or permit any Debt except Permitted Debt.
9.2    Liens. No Company shall create, incur, or permit any Lien upon any of its assets, except Permitted Liens. No Company shall enter into any agreement (other than the Syndicated Credit Agreement and the Loan Documents) prohibiting the creation or assumption of any Lien upon its assets or revenues or prohibiting or restricting the ability of Borrower or any Company to amend or otherwise modify this Agreement or any other Loan Document.
9.3    Compliance. No Company may violate the provisions of any Laws applicable to it, any agreement to which it is a party, or the provisions of its organizational documents, if such violations individually or collectively would constitute a Material Adverse Event. No Company will modify, repeal, replace or amend any provision of its organizational or governing documents in any manner except as permitted under the Syndicated Credit Agreement.
9.4    Dividends. Except as permitted under the Syndicated Credit Agreement, no Company may declare or make any dividend or other distribution.
9.5    Assignment. Except as permitted under the Syndicated Credit Agreement, no Company nor any Guarantor may assign or transfer any of its rights, duties or obligations under any of the Loan Documents, whether by contract, operation of law, merger or otherwise.
9.6    Fiscal Year and Accounting Methods. Except as permitted under the Syndicated Credit Agreement, no Company may change its fiscal year or its method of accounting (other than immaterial changes in methods or as required by GAAP).

9.7    Sale of Assets. Except as permitted under the Syndicated Credit Agreement, no Company may make any Disposition or enter into any agreement to make any Disposition.
9.8    New Businesses. No Company may engage in any business except as permitted under the Syndicated Credit Agreement.
9.9    Transactions with Affiliates. Except as permitted under the Syndicated Credit Agreement, no Company may enter into any Material Agreement or any material transaction with any of its Affiliates other than transactions in the ordinary course of business which are upon fair and reasonable terms not materially less favorable to such Company than such Company could obtain in an arms’ length transaction with a Person that was not an Affiliate.
9.10    [Reserved].
9.11    Acquisition, Mergers, and Dissolutions. Except as permitted under the Syndicated Credit Agreement, no Company may (whether in one transaction or a series of transactions) (a) acquire all or any substantial portion of the equity interests issued by any other Person, (b) acquire all or any substantial portion of the assets of any other Person, (c) merge, combine, or consolidate with any other Person (and so long as Borrower is the surviving entity in any merger to which it is a party), (d) liquidate, wind up or dissolve (or suffer any liquidation or dissolution), or (e) cease or suspend operations.
9.12    Loans and Investments. Except as permitted under the Syndicated Credit Agreement, no Company may extend credit to, or make any investment in, or purchase or commit to purchase any equity interests in, any other Person.
9.13    Swap Agreements. No Borrower or Guarantor will, and no Borrower or Guarantor will permit any Subsidiary to, enter into any Swap Agreement, except for Swap Agreements with Lender or an Affiliate of Lender or as permitted under the Syndicated Credit Agreement, in any case which are entered into solely for interest rate hedging in the ordinary course of business and not for speculative purposes.
SECTION 10.    FINANCIAL COVENANTS. Until the Obligation is paid in full, the Companies agree to comply with the financial covenants set forth in Sections 9.13 and 9.14 of Syndicated Credit Agreement.
SECTION 11.    DEFAULT. The term “Default” means the occurrence of any one or more of the following events:
11.1    Payment of Obligation. The failure of Borrower, any Company or any Guarantor to pay any part of the Obligation when and as required to be paid under the Loan Documents or under any other written agreement with Lender.
11.2    Covenants. The failure of any Company or any Guarantor to punctually and properly perform, observe and comply with:
(a)    Any covenant, agreement, or condition contained in (i) Sections 6.1, 6.3, 8.2, 8.6, 8.8, or 8.9, and such failure continues for 10 days or (ii) Sections 9 and 10, or
(b)    Any other covenant, agreement, or condition contained in any Loan Document, (other than the covenants to pay the Obligation as set out in Section 11.1 above, the covenants in clause (a) preceding and as set out below in this Section 11), and such failure continues for 30 days.
11.3    Debtor Relief. Any Company or any Guarantor (a) voluntarily seeks, consents to, or acquiesces in the benefit of any Debtor Relief Law, (b) becomes a party to or is made the subject of any proceeding provided for by any Debtor Relief Law (other than as a creditor or claimant), and (i) the petition is not controverted within 10 days and is not dismissed within 60 days, or (ii) an order for relief is entered under Title 11 of the United States Code, (c) makes an assignment for the benefit of creditors, or (d) fails (or admits in writing its inability) to pay its debts generally as they become due.
11.4    Judgments. There is entered against any Company or any Guarantor (a) a final non-appealable judgment or arbitration award for the payment of money or (b) one or more non-monetary final non-appealable judgments that could be, or could reasonably be expected to be, individually or in the aggregate, a Material Adverse Event, and, in either case enforcement of such judgment or award is not stayed.
11.5    False Information; Misrepresentation. Any information given to Lender by any Company or any Guarantor is false or any representation or warranty made to Lender by any Company or any Guarantor, or contained in any Loan Document, at any time proves to have been incorrect in any material respect when made.
11.6    Default Under Other Agreements. (a) Any default that exists under any one or more agreements which permits any Persons to cause any Debt which (individually or in the aggregate under one or more agreements) exceeds $1,000,000 to become due and payable by any Company before its stated maturity.
(b)    Any Company breaches or defaults under any term, condition, provision, representation or warranty contained in any Material Agreement, including any agreement with Lender (other than the Loan Documents), and such Company fails for 5 Business Days to commence and thereafter diligently pursue a cure.
11.7    Validity and Enforceability of Loan Documents. Any Lien granted under any Security Documents ceases to be a first priority Lien on the Companies’ assets. Any Loan Document at any time after its execution and delivery (a) ceases to be in effect in any material respect or is declared by a Governmental Authority to be null and void, or (b) its validity or enforceability is contested by a Company or a Company denies that it has any further liability or obligations under any Loan Document.
11.8    Change of Management or Control. (a) A Change of Management occurs, or (b) a Change of Control occurs.
11.9    Material Adverse Event. A Material Adverse Event exists.
11.10    Syndicated Credit Agreement. The occurrence of any “Event of Default” under or as defined in the Syndicated Credit Agreement.

SECTION 12.    RIGHTS AND REMEDIES.
12.1    Remedies Upon Default.
(a)    If a Default exists under Section 11.3, the Commitment to extend credit under this Agreement automatically terminates and the unpaid balance of the Obligation automatically becomes due and payable without any action of any kind.
(b)    If a Default exists, Lender may do any one or more of the following: (i) if the maturity of the Obligation has not already been accelerated under Section 12.1(a), declare the unpaid balance of the Obligation immediately due and payable and to the extent permitted by applicable Law, the Obligation shall accrue interest at the Default Rate; (ii) terminate the commitment to extend credit under this Agreement; (iii) reduce any claim to judgment; (iv) exercise the rights of set-off or banker’s Lien under Section 3.9 to the extent of the full amount of the Obligation; and (v) exercise any and all other legal or equitable rights afforded by the Loan Documents, the Laws of the State of Texas, or any other applicable jurisdiction.
12.2    Waivers. To the extent permitted by Law, each Company waives presentment and demand for payment, protest, notice of intention to accelerate, notice of acceleration and notice of protest and nonpayment, and agrees that its liability with respect to all or any part of the Obligation is not affected by any renewal or extension in the time of payment of all or any part of the Obligation, by any indulgence, or by any release or change in any security for the payment of all or any part of the Obligation.
12.3    No Waiver. No waiver of any Default shall be deemed to be a waiver of any other then- existing or subsequent Default. No delay or omission by Lender in exercising any right under the Loan Documents will impair that right or be construed as a waiver thereof or any acquiescence therein, nor will any single or partial exercise of any right preclude other or further exercise thereof or the exercise of any other right. The acceptance by Lender of any partial payment shall not be deemed to be a waiver of any Default then existing.
12.4    Performance by Lender. If any covenant, duty or agreement of any Company is not performed in accordance with the terms of the Loan Documents, Lender may, but is not obligated to, perform or attempt to perform that covenant, duty or agreement on behalf of that Company (and any amount expended by Lender in its performance or attempted performance is payable on demand, becomes part of the Obligation, and bears interest at the Default Rate from the date of Lender’s expenditure until paid).
12.5    Cumulative Rights. All rights available to Lender under the Loan Documents are cumulative of, and in addition to, all other rights granted at law or in equity, whether or not the Obligation is due and payable and whether or not Lender has instituted any suit for collection, foreclosure, or other action in connection with the Loan Documents.
SECTION 13.    MISCELLANEOUS.
13.1    Governing Law. Each Loan Document must be construed, and its performance enforced, under Texas law.
13.2    Invalid Provisions. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall engage in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
13.3    Multiple Counterparts and Facsimile Signatures. Each Loan Document may be executed in any number of counterparts with the same effect as if all signatories had signed the same document. All counterparts must be construed together to constitute one and the same instrument. Loan Documents may be transmitted and signed by facsimile or portable documents format (PDF) and shall have the same effect as manually-signed originals and shall be binding on all Companies and Lender.
13.4    Notice. Unless otherwise provided in this Agreement, all notices or consents required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, or sent by facsimile. Notices and other communications shall be effective (a) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (b) if faxed, when transmitted, or (c) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered. Until changed by notice pursuant to this Agreement, the addresses and facsimile numbers for each party is set out on Schedule 1. Lender shall be entitled to rely and act upon any notices (including telephonic Loan Requests) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified in this Section, were incomplete or were not preceded or followed by any other form of notice specified in this Section, or (ii) the terms of the notice, as understood by the recipient, varied from any confirmation of the notice. Borrower shall indemnify Lender and its Affiliates and representatives from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other communications with Lender may be recorded by Lender, and each of the parties to this Agreement hereby consents to such recording.
13.5    Binding Effect; Survival. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective successors and permitted assigns. Unless otherwise provided, all covenants, agreements, indemnities, representations and warranties made in any of the Loan Documents survive and continue in effect as long as the Commitment is in effect or the Obligation is outstanding.
13.6    Amendments. The Loan Documents may be amended, modified, supplemented or be the subject of a waiver only by a writing executed by Lender and Borrower; provided that, this Section 13.6 shall not be applicable to any amendment or modification in connection with any Benchmark Replacement or Benchmark Replacement Conforming Changes pursuant to Section 4.
13.7    Participants. Lender may, at any time, sell to one or more Persons (each a “Participant”) participating interests in the Obligation; provided that, (a) Lender remains the holder of the Term B Principal Amount or the Term C Principal Amount, as the case may be, (b) Lender’s obligations under this Agreement remain unchanged and Lender remains solely responsible for the performance of those obligations, and (c) each Company continues to deal solely and directly with Lender regarding the Loan Documents. Lender may furnish any information concerning the Companies in its possession from time to time to assignees and Participants (including prospective assignees and Participants).
13.8    Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances. Each Company’s obligations under the Loan Documents remain in full force and effect until the Total Commitment is terminated and the Obligation is paid in full (except for provisions under the Loan

Documents which by their terms expressly survive payment of the Obligation and termination of the Loan Documents). If at any time any payment of the principal of or interest on any Note or any other amount payable by any Company or any other obligor on the Obligation under any Loan Document is rescinded or must be restored or returned upon the insolvency, bankruptcy or reorganization of Borrower or otherwise, the obligations of each Company under the Loan Documents with respect to that payment shall be reinstated as though the payment had been due but not made at that time.
13.9    Governing Law, Forum, and Venue.
(a)    Each Loan Document must be construed, and its performance enforced, under Texas law.
(b)    Any suits, claims or causes of action arising directly or indirectly from this agreement or the other loan documents may be brought in a court of appropriate jurisdiction in Harris County, Texas and objections to venue and personal jurisdiction in such forum are hereby expressly waived.
(c)    Each Company hereby acknowledges that (i) the negotiation, execution, and delivery of the loan documents constitute the transaction of business within the state of Texas, (ii) any cause of action arising under any of said Loan Documents will be a cause of action arising from such transaction of business, and (iii) each Company understands, anticipates, and foresees that any action for enforcement of payment of the obligation or the Loan Documents may be brought against it in the state of Texas. To the extent allowed by law, each Company hereby submits to jurisdiction in the state of Texas for any action or cause of action arising out of or in connection with the obligation or the Loan Documents and waives any and all rights under the laws of any state or jurisdiction to object to jurisdiction or venue within Harris County, Texas; notwithstanding the foregoing, nothing contained in this Section 13.9 shall prevent Lender from bringing any action or exercising any rights against Borrower, any Guarantor, any collateral, or Borrower’s or any Guarantor’s properties in any other county, state, or jurisdiction. Initiating such action or proceeding or taking any such action in any other state or jurisdiction shall in no event constitute a waiver by Lender of any of the foregoing.
13.10    Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 13.10 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
13.11    Indemnity. WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT ARE CONSUMMATED, BORROWER SHALL INDEMNIFY AND HOLD HARMLESS LENDER AND ITS AFFILIATES AND REPRESENTATIVES (COLLECTIVELY

THE “INDEMNITEES”) FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, CLAIMS, DEMANDS, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES AND DISBURSEMENTS (INCLUDING FEES AND EXPENSES OF COUNSEL) OF ANY KIND OR NATURE WHATSOEVER WHICH MAY AT ANY TIME BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE IN ANY WAY RELATING TO OR ARISING OUT OF OR IN CONNECTION WITH (A) THE EXECUTION, DELIVERY, ENFORCEMENT, PERFORMANCE OR ADMINISTRATION OF ANY LOAN DOCUMENT OR ANY OTHER AGREEMENT, LETTER OR INSTRUMENT DELIVERED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED THEREBY OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, (B) ANY COMMITMENT, LOAN OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM, (C) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS SUBSTANCE ON OR FROM ANY PROPERTY CURRENTLY OR FORMERLY OWNED OR OPERATED BY BORROWER, ANY SUBSIDIARY OR ANY OTHER COMPANY, OR ANY LIABILITY IN RESPECT OF ANY ENVIRONMENTAL LAW RELATED IN ANY WAY TO BORROWER, ANY SUBSIDIARY OR ANY OTHER COMPANY, OR (D) ANY ACTUAL OR PROSPECTIVE LITIGATION, CLAIM, OR INVESTIGATION RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY (INCLUDING ANY INVESTIGATION OF, PREPARATION FOR, OR DEFENSE OF ANY PENDING OR THREATENED CLAIM, INVESTIGATION, LITIGATION OR PROCEEDING) AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO (ALL THE FOREGOING, COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”), IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE NEGLIGENCE OF THE INDEMNITEE; PROVIDED THAT, SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, CLAIMS, DEMANDS, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE. ALL AMOUNTS DUE UNDER THIS SECTION SHALL BE PAYABLE WITHIN 10 BUSINESS DAYS AFTER DEMAND. THE AGREEMENTS IN THIS SECTION SHALL SURVIVE THE RESIGNATION OF LENDER, THE REPLACEMENT OF LENDER, THE TERMINATION OF THE COMMITMENT AND THE REPAYMENT, SATISFACTION OR DISCHARGE OF THE OBLIGATION.
13.12    PATRIOT Act; KYC Information. Lender hereby notifies Borrower and each Guarantor that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Borrower and Guarantor, which information includes the name and address of each Borrower and Guarantor and other information that will allow Lender to identify Borrower and each Guarantor in accordance with the PATRIOT Act. Borrower and each Guarantor shall, and shall cause each Subsidiary to, promptly following a request by Lender, provide all documentation and other information that Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and Beneficial Ownership Regulations.
13.13    Treatment of Certain Information, Confidentiality. Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to Lender or its Affiliates and the partners, directors, managers, partners, officers, employees, agents, trustees, administrators, managers, advisors and representatives of Lender or its Affiliates (each a

“Related Party” and collectively, its “Related Parties”) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over Lender or its Related Parties (including any self-regulatory authority), (c) to the extent required by applicable Laws or by any subpoena or similar legal process, (d) to any other party hereto or any other Borrower or Guarantor, (e) in connection with the exercise of any remedies under this Agreement or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any Swap Agreement or other transaction under which payments are to be made by reference to Borrower or any Guarantor and their obligations, this Agreement, or payments under this Agreement, (g) on a confidential basis to (i) any rating agency in connection with rating Borrower or any Guarantor or the Loans or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, (h) with the consent of Borrower or any Guarantor, or (i) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section, or (B) becomes available to Lender or any of its Affiliates on a non-confidential basis from a source other than Borrower or any Guarantor. In addition, Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to Lender in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.
For purposes of this Section, “Information” means all information received from Borrower or any Guarantor relating to such Borrower or Guarantor or any of their respective businesses, other than any such information that is available to Lender on a non-confidential basis prior to disclosure by Borrower or any Guarantor; provided that, in the case of information received from Borrower or any Guarantor or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
13.14    Keepwell. If Borrower or any Guarantor is a Qualified ECP, then jointly and severally, together with each other Qualified ECP, such Borrower or Guarantor hereby absolutely unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Borrower or Guarantor to honor all of its obligations under the applicable Guaranty or other Loan Document in respect of Swap Obligations; provided that, such Borrower or Guarantor shall only be liable for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under this Agreement, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amounts. The obligations of Borrower or each Guarantor under this Section shall remain in full force and effect until all Obligations (other than contingent Obligations with respect to indemnity and reimbursement of expenses as to which no claim has been asserted) have been paid in full in cash or have been cash collateralized to the satisfaction of Lender and all Commitments shall have terminated. Borrower and each Guarantor intend that this Section constitute, and shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each such other Borrower or Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

13.15    Entirety. THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
[Signatures appear on following page.]

EXECUTED as of the day and year set out in the Preamble.

BORROWER:

TWFG HOLDING COMPANY, LLC,
a Texas limited liability company and successor by conversion to RFB Interests, Inc.

By:
Richard F. Bunch III
President
Signature Page to Second Amended and Restated Credit Agreement

LENDER:

PNC BANK, NATIONAL ASSOCIATION

By:
Cindy Young
Senior Vice President
Signature Page to Second Amended and Restated Credit Agreement